UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 20, 2023

DRAGONFLY ENERGY HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-40730	85-1873463
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1190 Trademark Drive, #108 Reno, Nevada	89521
(Address of Principal Executive Offices)	(Zip Code)

(775) 622-3448

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	DLFI	The Nasdaq Global Market
Redeemable warrants, exercisable for common stock at an exercise price of $11.50 per share, subject to adjustment	DLFIW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 20, 2023, Dragonfly Energy Holdings Corp. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC, as representative of the several underwriters (the “Underwriters”), pursuant to which the Company agreed to sell to the Underwriters, in a firm commitment underwritten public offering (the “Offering”), an aggregate of (i) 10,000,000 shares (the “Shares”) of its common stock, par value $0.0001 per share (“Common Stock”) and (ii) accompanying warrants to purchase up to 10,000,000 shares of Common Stock (the “Warrants” and, together with the Shares, the “Securities”), at the combined public offering price of $2.00 per Share and accompanying Warrant, less underwriting discounts and commissions. In addition, the Company granted the Underwriters a 45-day over-allotment option to purchase up to an additional 1,500,000 shares of Common Stock and/or Warrants to purchase up to an aggregate of 1,500,000 shares of Common Stock at the public offering price per security, less underwriting discounts and commissions. The Offering is expected to close on June 22, 2023.

Pursuant to the Underwriting Agreement, the Company will issue to the Underwriters warrants to purchase up to an aggregate of 500,000 shares of Common Stock (or up to 575,000 shares of Common Stock if the Underwriters’ option to purchase additional shares is exercised in full) (the “Underwriters’ Warrants”). The Underwriters’ Warrants are exercisable upon issuance and will expire on June 20, 2028. The initial exercise price of the Underwriters’ Warrants is $2.50 per share, which equals 125% of the per share public offering price in the Offering.

The net proceeds to the Company from the Offering are expected to be approximately $18.2 million (or approximately $21.0 million if the Underwriters’ option to purchase additional Shares and/or Warrants is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses. The Company expects to use the proceeds from the Offering for working capital and general corporate purposes.

The Warrants are exercisable for five years from the closing date of the Offering, have an exercise price of $2.00 per share and are immediately exercisable. In the event of certain fundamental transactions, holders of the Warrants will have the right to receive the Black Scholes Value (as defined in the Warrants) of their Warrants calculated pursuant to the formula set forth in the Warrants, payable either in cash or in the same type or form of consideration that is being offered and being paid to the holders of Common Stock.

The Securities are being sold to the public pursuant to the Company’s registration statement on Form S-1 (File No. 333-272401), initially filed by the Company with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) on June 5, 2023, and declared effective on June 20, 2023.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. Further, pursuant to the terms of the Underwriting Agreement and related “lock-up” agreements, the Company and each director and executive officer of the Company have agreed with the Underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible into Common Stock for a period of 90 days commencing on the date of the Underwriting Agreement.

The foregoing description of the Underwriting Agreement, the Warrants and the Underwriters’ Warrants are not complete and are qualified in their entirety by references to the full text of the form of Underwriting Agreement, the form of Warrant and the form of Underwriters’ Warrant, which are filed as Exhibits 1.1, 4.1 and 4.2, respectively, to this report and are incorporated by reference herein.

Item 8.01 Other Events.

On June 20, 2023, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
1.1	Form of Underwriting Agreement (incorporated by reference to Exhibit 1.1 to the Company’s Registration Statement on Form S-1/A filed with the SEC on June 14, 2023).
4.1	Form of Warrant.
4.2	Form of Underwriters’ Warrant (incorporated by reference to Exhibit 4.8 to the Company’s Registration Statement on Form S-1/A filed with the SEC on June 14, 2023).
99.1	Press Release issued by the Company on June 20, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: June 21, 2023	DRAGONFLY ENERGY HOLDINGS CORP.

	By:	/s/ Denis Phares
	Name:	Denis Phares
	Title:	Chief Executive Officer